EXHIBIT 99.1

Computer Programs and Systems, Inc. Announces First Quarter Results; Company Declares Regular Quarterly Dividend of $0.12 Per Share

    MOBILE, Ala.--(BUSINESS WIRE)--April 22, 2004--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

    Highlights:

-- Cash collections of $20.1 million for the quarter on sales of $18.2 million;

-- Recorded positive free cash flow of $3.0 million (excluding dividend);

--  Signed eight new system installation contracts;

--  Signed business office outsourcing contracts with four hospitals;
    and

--  Declares regular quarterly dividend of $0.12 per share.

    Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the first quarter ended March 31, 2004.
    The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share, payable May 27, 2004, to shareholders of record as of the close of business on May 6, 2004.
    David Dye, chief executive officer and president of CPSI, stated, "Our company's revenue and earnings continue to be negatively affected by the difficult financial environment among community hospitals nationwide. However, we are pleased that, despite these conditions, we continue to generate profits and free cash flow."
    Total revenues for the first quarter ended March 31, 2004, decreased 9.3% to $18.2 million compared with total revenues of $20.1 million for the prior year. Net income for the quarter ended March 31, 2004, decreased 63.6% to $0.8 million, or $0.07 per diluted share, compared with $2.7 million, or $0.20 per diluted share, for the quarter ended March 31, 2003. Cash provided from operations for the first quarter was $3.3 million compared with $1.6 million for the same period last year.
    Mr. Dye continued, "During the first quarter, we increased our total customer base to 497 clients with the addition of seven facilities in six states across the country. The new hospital clients ranged in size from 12 to 126 beds, and the average contract size was $0.45 million. We also signed contracts to provide business office outsourcing services for four of our existing hospital information system clients. We remain excited about the long-term growth opportunities in our patient statement, electronic billing and business office outsourcing areas."
    Commenting on the projected second quarter operations, Mr. Dye stated, "For the second quarter of 2004, we anticipate total revenues of $19.0 to $20.0 million and net income of approximately $1.3 to $1.5 million, or $0.12 to $0.14 per diluted share. Our 12-month backlog as of March 31, 2004, was $61.6 million, consisting of $15.6 million in non-recurring system purchases and $46.0 million in recurring payments for support, outsourcing, ASP and ISP contracts, compared with a 12-month backlog of $57.6 million as of March 31, 2003."
    In closing, Mr. Dye added, "We continue to believe that the overall financial condition of community hospitals will improve throughout the remainder of 2004 and into 2005 as a result of the increased Medicare reimbursement contained in the Medicare Prescription Drug Bill passed by Congress late last year. Additionally, we believe that we are beginning to see a trend whereby more hospitals are realizing the need to move toward an electronic patient chart by automating the clinical areas in their facility with a system that is fully integrated with their financial and patient accounting departments. In the first quarter, we experienced a significant increase in the number of hospitals in our active new customer sales pipeline. With our continued focus on leading edge product development and quality customer support, we believe CPSI remains well positioned for sustained long term growth."
    A listen-only simulcast and replay of CPSI's first quarter conference call will be available on-line at www.cpsinet.com and www.fulldisclosure.com on April 23, 2004, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with 497 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.
    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                                   Three Months Ended
                                                        March 31,
                                                    2004       2003
                                                   -------   -------
Sales revenues:
 System sales                                       $7,104   $10,103
 Support and maintenance                             9,254     8,298
 Outsourcing                                         1,854     1,674
                                                   -------   -------
   Total sales revenues                             18,212    20,075

Cost of sales:
 System sales                                        6,433     7,133
 Support and maintenance                             4,144     3,911
 Outsourcing                                         1,139       995
                                                   -------   -------
   Total cost of sales                              11,716    12,039
                                                   -------   -------
   Gross profit                                      6,496     8,036

Operating expenses:
 Sales and marketing                                 1,284     1,368
 General and administrative                          4,073     3,444
                                                   -------   -------
   Total operating expenses                          5,357     4,812
                                                   -------   -------

   Operating income                                  1,139     3,224
Interest income, net                                    62        45
Other                                                    9        40
                                                   -------   -------
   Income before taxes                               1,210     3,309
Provision for income taxes                             455     1,238
                                                   -------   -------
   Net income                                         $755    $2,071
                                                   =======   =======

Basic earnings per share                             $0.07     $0.20
                                                   =======   =======
Diluted earnings per share                           $0.07     $0.20
                                                   =======   =======

Weighted average shares outstanding:
 Basic                                              10,490    10,488
 Diluted                                            10,527    10,569

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)
                                                  March 31,  Dec. 31,
                                                    2004       2003
                                                   -------   -------

                                ASSETS

Current assets:
 Cash and cash equivalents                         $11,181    $9,473
 Accounts receivable, net of allowance for
  doubtful accounts of $914 and $904 respectively    9,668    11,917
 Financing receivables, current portion              1,589     1,113
 Inventory                                           1,091     1,102
 Deferred tax assets                                   994       973
 Prepaid expenses                                      169       364
 Prepaid income taxes                                 --         120
                                                   -------   -------
   Total current assets                             24,692    25,062

Financing receivables, long-term                       795       794
Property and equipment                              10,289     9,909
Accumulated depreciation                            (4,965)   (4,561)
                                                   -------   -------

   Total assets                                    $30,811   $31,204
                                                   =======   =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                   $1,459    $1,126
 Deferred revenue                                    1,438     1,634
 Accrued vacation                                    1,593     1,562
 Other accrued liabilities                             746     1,130
 Income taxes payable                                  314      --
                                                   -------   -------
   Total current liabilities                         5,550     5,452

Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,489,849
  and 10,488,000 shares issued and
  outstanding, respectively                             10        10
 Additional paid-in capital                         17,290    17,290
 Deferred compensation                                (161)     (174)
 Retained earnings                                   8,122     8,626
                                                   -------   -------
   Total stockholders' equity                       25,261    25,752
                                                   -------   -------

   Total liabilities and stockholders' equity      $30,811   $31,204
                                                   =======   =======


    CONTACT: Computer Programs and Systems Inc., Mobile
             M. Stephen Walker, 251-639-8100